Exhibit 99.1

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

May 4, 2005

Contact:    Investors: Jennifer Rice (847) 295-5000, investor.relations@hewitt.com

                   Media: Jennifer Frighetto (847) 442-7663, jennifer.frighetto@hewitt.com

Hewitt Associates Reports Second Quarter Results

Company Awarded Three New HR BPO Clients

LINCOLNSHIRE, Ill. - Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, today reported results for its fiscal 2005 second quarter ended March 31, 2005. Results for the second quarter include the operations of Exult, Inc.

For the second quarter, Hewitt’s reported net revenues (revenues before reimbursements) increased 28%, to $697.1 million, from $546.3 million in the prior-year quarter. Outsourcing revenues increased 41%, and Consulting revenues increased 4%. The net favorable effects of foreign currency translation were $7 million. Reported net income for the second quarter was $27.2 million, $0.23 per diluted share, versus $30.4 million, $0.31 per diluted share, in the prior-year quarter.

Pro forma information is provided to assist in the comparability of current-period results as if Hewitt and Exult operations were combined in fiscal 2004. More detail is provided in the “Pro Forma Results” section below.

•      Pro forma net revenues increased 7%. On this basis, Outsourcing revenues increased 8% and Consulting revenues increased 4%.

•      Pro forma total Company operating income increased 2%, and pro forma operating margin was 7.0% compared to 7.3% in the pro forma prior-year period.

•      Pro forma net income increased 6%.

“We continued to make great progress in building our HR BPO business during the second quarter, winning an additional three clients since the last quarterly announcement. Our competitive position is very strong as our services provide the most compelling solution for clients,” said Dale L. Gifford, chairman and chief executive officer. “The market activity reinforces my belief that we have made the right strategic decisions over the last couple of years to significantly expand our HR services and capabilities, and we will be better positioned to deliver strong financial results and shareholder value in the future as a result,” he added.

“Despite our confidence in our long-term success, our second quarter financial results were clearly disappointing. We lowered our guidance for the quarter in early March, citing the termination of an acquired client relationship, lower margins in benefits outsourcing and modestly lower Consulting revenues. Our actual core earnings for the quarter came in just under our revised guidance, due to the late-March termination of a

Hewitt Associates	1

second acquired client relationship (both as a result of merger activity), which resulted in an additional $2 million impairment charge; higher near-term client service delivery costs, which include the build-out of newer service offerings and our global sourcing capabilities; and lower-than-projected project work in Outsourcing. These factors were partially mitigated by lower incentive compensation expense in the quarter,” said Gifford.

Several actions have been taken recently to strengthen future performance, including the realignment of certain areas of the business, which will result in approximately $13 million of severance charges in the second half of the year (in addition to $2 million incurred in the second quarter). Due to these restructuring charges and the $10 million intangible asset impairment charge, which are offset in part by lower provisions for the annual management incentive compensation plan, the Company now expects fiscal 2005 core earnings to be at the low end of the previously provided $145 million to $150 million range. The Company continues to expect fiscal 2005 net revenue growth at the lower end of a 31% to 35% range.

Reported Earnings

Reported net income for the second quarter was $27.2 million, $0.23 per diluted share, and included a $4.2 million pretax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees, $5 million of expense related to the amortization of Exult acquisition-related intangible assets, $6 million of synergies realized in connection with the merger with Exult, and approximately $5 million of integration and retention costs related to the merger. Reported net income in the current year also includes a non-cash charge for the impairment of customer relationship intangible assets of approximately $10 million, and lower provisions for incentive compensation costs of $35 million. Reported net income in the comparable prior-year quarter was $30.4 million, $0.31 per diluted share, and included a $4.6 million pretax charge for the one-time, IPO-related grant of restricted stock to employees.

Pro Forma Results

In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results have been prepared assuming that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring items. Pro forma information is provided to assist in the comparability of current-period results as if Hewitt and Exult operations were combined in fiscal 2004. Pro forma results are non-GAAP financial measures.

Total Company net revenues increased 7%, compared to prior-year second quarter pro forma revenues of $651.7 million. Adjusting for the net favorable effects of foreign currency translation of approximately $7 million, and the fiscal 2005 second quarter impacts of Exult’s ReloAction acquisition and the acquisition of the majority interest of the Company’s Puerto Rico operations (“2004 acquisitions”) of approximately $7 million, total Company pro forma revenues increased 5%.

Total Company net income increased 6%, compared to prior-year pro forma net income of $25.7 million, $0.21 per diluted share. The increase on a pro forma basis relative to a

Hewitt Associates	2

reported basis is due to the inclusion of higher losses for Exult in the pro forma 2004 quarter.

Core Earnings

Core earnings, a non-GAAP financial measure, include items noted in reported results, but exclude pretax charges of $4.2 million and $4.6 million for the 2005 and 2004 second quarters, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees. Core earnings per share include the shares issued in the IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for the second quarter of fiscal 2005 decreased 11%, to $29.6 million, $0.25 per diluted share, from $33.2 million, $0.33 per diluted share, in the prior year. Core earnings in the current year include a non-cash charge for the impairment of customer relationship intangibles of approximately $10 million, and a reduction of $35 million of incentive compensation costs versus the prior-year quarter.

Business Segment Results

Outsourcing

Outsourcing segment revenues increased 41%, to $494.3 million, from $351.0 million in the prior-year quarter, and increased 8% compared to pro forma revenues (including Exult) of $456.4 million in the prior-year quarter. Adjusting for the favorable effects of the 2004 acquisitions of approximately $7 million, and the net favorable effects of foreign currency translation of approximately $3 million, Outsourcing revenues increased 6% over the pro forma prior-year period. The growth was primarily due to increased services to new and existing clients in the HR BPO business and, to a lesser extent, to benefits outsourcing clients. The Company continues to see strong interest in expanded multi-process BPO services following the merger with Exult, and slower growth in stand-alone benefits revenues as more companies include decisions for benefits as part of broader multi-process BPO arrangements.

Outsourcing segment income (which excludes certain shared services costs not allocated to segments) was $48.2 million in the quarter, compared to $69.9 million in the prior-year quarter. Compared to pro forma income of $67.4 million in the prior-year quarter, Outsourcing segment income decreased 28%, and Outsourcing segment margin was 9.8%, compared to 14.8% in the pro forma comparable prior-year quarter. The decrease in margin is due to the recognition of impairments of customer relationship intangibles of approximately $10 million; a greater mix of early-staged HR BPO revenues; and lower margins in benefits outsourcing due to the planned repricing of some older contracts to current market prices, service mix and higher client service delivery costs, including the build-out of newer service offerings and our global sourcing capabilities. These factors were partially offset by lower incentive compensation expense of $10 million in the quarter.

As of March 31, 2005, the Company was serving 19.0 million end-user benefits participants, an increase of 6%, compared to the 18.0 million benefits participants served at the end of the prior-year quarter. Total benefits participants for the quarter consists of

7.1 million health and welfare participants, 6.4 million defined benefit participants and 5.5 million defined contribution participants.

As of March 31, 2005, the Company was serving 801,000 client employees with HR BPO services. With the recent announcements of HR BPO relationships with PepsiCo and two undisclosed clients, the Company has won 10 new HR BPO clients since the closing of the merger with Exult on October 1, 2004.

Including these recent additions, the Company now has nearly $150 million of annualized Outsourcing revenue in backlog (defined as a signed contract or letter of intent), of which about 80% is related to HR BPO services and the remainder is for stand-alone benefits services. The Company has nearly $290 million of annualized Outsourcing revenue in the pipeline (defined as a formal proposal outstanding), of which 70% is related to HR BPO.

Consulting

Consulting segment revenues increased 4% in the second quarter, on both a reported and a pro forma basis, to $202.8 million, from $195.3 million in the prior year. Adjusting for the net favorable effects of foreign currency translation of approximately $4 million, and the favorable effects of the acquisition of the majority interest of the Company’s Puerto Rico operations of approximately $0.3 million, Consulting revenues increased 2%. The increase was driven by growth in retirement plan management consulting in Europe, offset in part by lower revenues in health benefit management consulting in North America and in other discretionary consulting services.

Consulting segment income (which excludes certain shared services costs not allocated to segments) increased 30% in the quarter, to $47.0 million, compared to $36.2 million in the prior-year quarter, and increased 28%, compared to pro forma income of $36.8 million in the prior-year quarter. Consulting segment margin was 23.2%, compared to 18.9% in the pro forma prior-year quarter. The increased margin was a result of lower incentive compensation expense of $14 million versus the prior-year quarter. Excluding the effects of incentive compensation expense, Consulting margins declined as a result of increased compensation expense without a corresponding increase in price or volume.

Unallocated Shared Services Costs

Reported unallocated shared services costs were $42.3 million, compared to $46.1 million in the prior-year quarter, and $51.9 million in the pro forma prior-year quarter. Unallocated shared services costs as a percentage of revenues were 6.1%, compared to 8.0% in the pro forma prior-year quarter. The decline reflects lower incentive compensation expense versus the 2004 quarter of $10 million, and increased leverage of overhead costs.

Operating Margin

Reported total Company operating income for the quarter was $48.8 million and included $4.2 million of pretax expenses for the one-time, IPO-related grant of restricted stock to employees, in addition to $5 million of amortization expense, $5 million of integration and retention costs and $6 million of synergy savings—all related to the merger with Exult. Total Company operating income for the prior-year quarter was $55.5 million and included $4.6 million of pretax expenses for the IPO-related grant of restricted stock to employees.

On a pro forma basis, total Company operating income increased 2%, compared to prior-year pro forma operating income of $47.8 million. On this basis, total Company operating margin was 7.0%, compared to 7.3% in the prior year. The decline in margins was due to lower Outsourcing and Consulting margins, before the effect of a lower provision for annual incentive compensation in the current year, partially mitigated by lower unallocated shared services costs relative to revenues. Margins benefited from lower total incentive compensation expense of $35 million.

Year-to-Date Results

Reported net revenues for the six-month period ended March 31, 2005 increased 31%, to $1.41 billion, compared to $1.08 billion in the prior-year six-month period, and increased 9% compared to prior-year pro forma revenues of $1.29 billion. Adjusting for the net favorable effects of foreign currency translation of approximately $19 million, and the fiscal 2005 second quarter impacts of the 2004 acquisitions of approximately $14 million, total Company pro forma revenues increased 6%.

Total Company operating income for the six-month period was $110.6 million and included $8.6 million of pretax expenses related to the one-time, IPO-related grant of restricted stock to employees, and $10 million of amortization expense, $11 million of operating synergies and $8 million of integration and retention costs—all related to the merger with Exult. Operating income increased 6% compared to prior-year pro forma operating income of $104.4 million, and operating margins declined to 7.9% from 8.1% in the prior-year pro forma period. The decline in margins was the result of lower Outsourcing margins, which were only partially offset by lower unallocated shared services costs relative to revenues. Margins benefited from lower total incentive compensation expense of $36 million.

Net income increased 2% for the six-month period to $61.2 million, $0.52 per diluted share, and included the items noted above, compared to reported net income for the prior-year six-month period of $59.8 million, $0.61 per diluted share, including the items noted above. Compared to pro forma prior-year net income of $55.0 million, $0.46 per diluted share, net income increased 11%. Core earnings increased 2%, to $66.3 million, $0.55 per diluted share, compared to $64.9 million, $0.65 per diluted share, in the prior-year six-month period.

Cash Flow and Investments

Reported cash flow from operations increased 17% in the six-month period, to $109.3 million, from $93.3 million in the prior-year six-month period. Free cash flow, defined as cash flow from operations less investments (which includes capital expenditures and capitalized software costs), decreased 15%, to $41.5 million, from $48.8 million in the prior-year six-month period. This decrease in free cash flow was driven primarily by a higher annual incentive payout in early fiscal 2005 for the 2004 fiscal year, compared to the payout made in 2004 for fiscal 2003, and increased capital expenditures, capitalized software costs and contract setup costs related to the growth of the HR BPO business. These drivers of decreased free cash flow were partially offset by increased cash collections during the period.

Share Repurchase

During the second quarter of fiscal 2005, the Company repurchased, in a modified “Dutch Auction” tender offer, 10.3 million shares at $29.00, for a total of $300 million, plus approximately $1 million of estimated tender-related professional expenses. This completed the Company’s $300 million share repurchase authorization. In addition, as part of a previous authorization, during the second quarter the Company purchased 0.7 million Class A shares, for $22 million.

Since the beginning of the fiscal year, the Company repurchased 12.7 million shares, reducing its share count going forward by more than 10%, to 108.1 million.

Business Outlook

The Company continues to expect fiscal 2005 total Company net revenue growth at the low end of 31% to 35%, or 9% to 11% on a pro forma basis. As a result of lower results in the second quarter, less projected one-time project revenue in Outsourcing, and delayed timing of HR BPO revenues, the revenue growth forecast now comprises approximately 43% to 44% growth in Outsourcing (approximately 8% to 9% on a pro forma basis), and Consulting revenues at the high end of the 4% to 8% range, due to a projected stronger second half of the year. As a result of the above-noted factors, the second quarter impairment charge and the expected restructuring costs, which are offset partially by lower annual incentive costs, the Company expects core operating margins of about 9%, comprising Outsourcing segment margins of about 13%, Consulting segment margins greater than 20% and unallocated shared services costs of less than 6.5% of total revenue. The Company expects core earnings at the low end of a $145 million to $150 million range. As a result of lower earnings and higher investments, the Company now expects free cash flow of $125 million to $135 million. Should the rate of new HR BPO client acquisitions and implementations change, which would impact the amount of required setup costs, expectations for cash flow could differ.

For the third quarter of fiscal 2005, the Company expects total Company net revenue growth of about 30% to 33% (approximately 7% to 10% on a pro forma basis) and core earnings of about $32 million to $36 million, including approximately $10 million of severance costs.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss second quarter results and the Company’s outlook for the remainder of fiscal 2005. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Webcast will be archived on the site for approximately one month. During the call, management will discuss “core earnings” and, with the addition of Exult, Inc., “pro forma earnings,” both non-GAAP financial measures. A full reconciliation of core earnings to GAAP earnings, and the computation of pro forma earnings, is included in this press release and posted on our Web site. This release will be under the Investor Relations section of www.hewitt.com.

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. Located in 35 countries, Hewitt employs approximately 20,000 associates. For more information, please visit www.hewitt.com.

Forward-Looking and Pro Forma Information

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the merger between Hewitt and Exult, including future financial and operating results, Hewitt’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the heritage Hewitt and Exult businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from merging Hewitt and Exult may not be fully realized or may take longer to realize than expected; disruption from the merger, making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulations in the U.S. and internationally. Additional factors that could cause Hewitt’s results to differ materially from those described in the forward-looking statements can be found in Hewitt’s most recent Form 10-K and most recent prospectus filed with the Securities and Exchange Commission (SEC) and available at the SEC’s Internet site (www.sec.gov).

The unaudited pro forma combined fiscal 2004 financial statements are presented for illustrative purposes only and are not indicative of the results of operations that might have occurred had the merger with Exult actually taken place as of the dates specified, or that may be expected to occur in the future. They do not assume any benefits from cost savings or synergies, and they do not reflect any integration costs that the combined Company realized or incurred after the merger. The unaudited pro forma combined financial statements do reflect the estimated effect of Exult’s adoption of Hewitt’s accounting policy of recognizing revenue based upon delivery of services. Hewitt’s ongoing service revenues are typically billed and recognized on a monthly basis as services are rendered. Exult’s policy was to recognize revenue for long-term multi-deliverable process management contracts for each reporting period based on the proportion of contract costs incurred to date to then-current estimates of total contract costs. The effect of changes to total estimated contract revenues or costs was recognized in the period in which the determination was made that facts and circumstances dictate a change of estimate. For a more detailed description of Hewitt’s and the former Exult, Inc.’s revenue recognition policies, please refer to Hewitt’s second quarter Form 10-Q.

###

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Three Months Ended March 31,	% Change	Six Months Ended March 31,	% Change
2005(1)	2004	2005(1)	2004
Revenues:
Revenues before reimbursements (net revenues)	$697,086	$546,335	27.6%	$1,407,484	$1,078,299	30.5%
Reimbursements	15,494	13,145	17.9%	30,384	31,870	(4.7)%

Total revenues	712,580	559,480	27.4%	1,437,868	1,110,169	29.5%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	405,809	347,806	16.7%	826,154	688,010	20.1%
Initial public offering restricted stock awards	4,165	4,561	(8.7)%	8,591	8,680	(1.0)%
Reimbursable expenses	15,494	13,145	17.9%	30,384	31,870	(4.7)%
Other operating expenses	193,599	110,782	74.8%	379,242	215,509	76.0%
Selling, general and administrative expenses	44,679	27,720	61.2%	82,930	54,705	51.6%

Total operating expenses	663,746	504,014	31.7%	1,327,301	998,774	32.9%

Operating income	48,834	55,466	(12.0)%	110,567	111,395	(0.7)%
Other expenses, net:
Interest expense	(6,167)	(4,964)	24.2%	(11,626)	(9,800)	18.6%
Interest income	2,495	720	n/	m	4,784	1,049	n/	m
Other income (expense), net	888	554	60.3%	(7)	(1,317)	(99.5)%

Total other expenses, net	(2,784)	(3,690)	(24.6)%	(6,849)	(10,068)	(32.0)%

Income before income taxes	46,050	51,776	(11.1)%	103,718	101,327	2.4%
Provision for income taxes	18,887	21,356	(11.6)%	42,531	41,544	2.4%

Net income	$27,163	$30,420	(10.7)%	$61,187	$59,783	2.3%

Earnings per share:
Basic	$0.24	$0.32	(25.5)%	$0.53	$0.62	(15.6)%
Diluted	$0.23	$0.31	(25.1)%	$0.52	$0.61	(15.3)%

Weighted average shares:
Basic	114,850,491	95,871,216	19.8%	116,230,426	95,833,724	21.3%
Diluted	117,156,938	98,329,673	19.1%	118,392,947	97,937,705	20.9%

n/m = not meaningful

(1)	The results of Exult, Inc. are included in the Company’s results from the acquisition date of October 1, 2004.

Hewitt Associates	8

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

	Three Months Ended March 31,		% Change	Six Months Ended March 31,		% Change
	2005	2004(1)		2005	2004(1)
		Pro Forma			Pro Forma
Revenues:
Revenues before reimbursements (net revenues)	$697,086	$651,725	7.0%	$1,407,484	$1,293,572	8.8%
Reimbursements	15,494	13,145	17.9%	30,384	31,870	(4.7)%

Total revenues	712,580	664,870	7.2%	1,437,868	1,325,442	8.5%

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards	405,809	389,552	4.2%	826,154	769,506	7.4%
Initial public offering restricted stock awards	4,165	4,561	(8.7)%	8,591	8,680	(1.0)%
Reimbursable expenses	15,494	13,145	17.9%	30,384	31,870	(4.7)%
Other operating expenses	193,599	172,217	12.4%	379,242	337,594	12.3%
Selling, general and administrative expenses	44,679	37,618	18.8%	82,930	73,442	12.9%

Total operating expenses	663,746	617,093	7.6%	1,327,301	1,221,092	8.7%

Operating income	48,834	47,777	2.2%	110,567	104,350	6.0%
Other expenses, net	(2,784)	(4,242)	(34.4)%	(6,849)	(11,112)	(38.4)%

Income before income taxes	46,050	43,535	5.8%	103,718	93,238	11.2%
Provision for income taxes	18,887	17,849	5.8%	42,531	38,227	11.3%

Net income	$27,163	$25,686	5.8%	$61,187	$55,011	11.2%

Earnings per share:
Basic	$0.24	$0.22	8.6%	$0.53	$0.47	12.8%
Diluted	$0.23	$0.21	8.9%	$0.52	$0.46	13.0%

Weighted average shares:
Basic	114,850,491	117,964,042	(2.6)%	116,230,426	117,926,550	(1.4)%
Diluted	117,156,938	120,657,200	(2.9)%	118,392,947	120,262,939	(1.6)%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability. A reconciliation of GAAP results to pro forma results can be found on our Web site at www.hewitt.com.

Hewitt Associates	9

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands, except for share and per-share amounts)

Core Earnings and Core Earnings Per Share – a non-GAAP financial measure

The Company reported net income of $27 million and $61 million, and diluted earnings per share of $0.23 and $0.52 for the three and six months ended March 31, 2005, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering-related adjustments made in connection with the Company’s initial public offering have been removed. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and six months ended March 31, 2005 and 2004, our core earnings and core EPS were:

	Three Months Ended March 31,		% Change	Six Months Ended March 31,		% Change
Core Earnings and Core Earnings Per Share	2005	2004		2005	2004
Income before income taxes as reported	$46,050	$51,776	(11.1)%	$103,718	$101,327	2.4%
Add back amortization of one-time initial public offering restricted stock awards	4,165	4,561	(8.7)%	8,591	8,680	(1.0)%

Core pretax income	$50,215	$56,337	(10.9)%	$112,309	$110,007	2.1%
Adjusted income tax expense (1)	20,588	23,098	(10.9)%	46,047	45,103	2.1%

Core net income	$29,627	$33,239	(10.9)%	$66,262	$64,904	2.1%

Core earnings per share:
Basic	$0.25	$0.34	(24.7)%	$0.56	$0.66	(14.8)%
Diluted	$0.25	$0.33	(24.6)%	$0.55	$0.65	(14.8)%

Core shares outstanding:
Basic (2)	116,444,697	98,385,913	18.4%	117,823,512	98,374,135	19.8%
Diluted (3)	118,108,121	99,910,779	18.2%	119,404,230	99,663,289	19.8%

(1)	Assumes an effective tax rate of 41.0%.

(2)	Shares are weighted for the time that they are outstanding as noted below. Core shares outstanding assumes that the following shares of common stock are outstanding—

For the entire period:

•	70,819,520 shares of common stock issued to FORE Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;

•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 442,367 and 333,738 at March 31, 2005 and 2004, respectively, and 13,275,839 and 273,249 of treasury stock at March 31, 2005 and 2004, respectively.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002, acquisition of the actuarial and benefits consulting business of Bacon & Woodrow.

Since the offering date, June 27, 2002:

•	11,150,000 shares of common stock issued in connection with the initial public offering weighted as of June 27, 2002;

•	1,672,500 shares of common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the Exult acquisition date, October 1, 2004:

•	22,092,826 shares of common stock issued in connection with the acquisition weighted as of October 1, 2004.

Throughout the periods presented:

•	27,577 and 12,195 shares of common stock, restricted stock and restricted stock units issued for Director compensation at March 31, 2005 and 2004, respectively.

•	373,258 and 152,667 shares of common stock issued to fulfill the exercise of stock options at March 31, 2005 and 2004, respectively.

(3)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options and restricted stock and restricted stock units issued outside of the initial public offering restricted stock award calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 1,663,424 shares and 1,580,718 shares for the three- and six-month periods ended March 31, 2005, respectively, and was 1,524,866 shares and 1,289,154 shares for the three- and six-month periods ended March 31, 2004, respectively.

Hewitt Associates	10

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		% Change	Six Months Ended March 31,		% Change
Business Segments	2005	2004		2005	2004
Outsourcing (1)
Revenues before reimbursements (net revenues)	$494,306	$350,991	40.8%	$1,014,669	$706,074	43.7%
Segment income	48,230	69,904	(31.0)%	134,015	149,585	(10.4)%
Segment income as a percentage of segment net revenues	9.8%	19.9%		13.2%	21.2%
Consulting
Revenues before reimbursements (net revenues)	$202,780	$195,344	3.8%	$392,815	$372,225	5.5%
Segment income	47,038	36,195	30.0%	73,083	58,628	24.7%
Segment income as a percentage of segment net revenues	23.2%	18.5%		18.6%	15.8%
Total Company (1)
Revenues before reimbursements (net revenues)	$697,086	$546,335	27.6%	$1,407,484	$1,078,299	30.5%
Reimbursements	15,494	13,145	17.9%	30,384	31,870	(4.7)%

Total revenues	$712,580	$559,480	27.4%	$1,437,868	$1,110,169	29.5%

Segment income	$95,268	$106,099	(10.2)%	$207,098	$208,213	(0.5)%
Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,165	4,561	(8.7)%	8,591	8,680	(1.0)%
Unallocated shared services costs	42,269	46,072	(8.3)%	87,940	88,138	(0.2)%

Operating income	$48,834	$55,466	(12.0)%	$110,567	$111,395	(0.7)%

(1)	On October 1, 2004, the Company acquired Exult. As such, Exult’s results are included in the Company’s Outsourcing segment results from the acquisition date.

(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million and $5 million were incurred in each of the three-month periods ended March 31, 2005 and 2004, respectively, and $9 million in each of the six-month periods ended March 31, 2005 and 2004, respectively.

Hewitt Associates	11

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

PRO FORMA COMPARISON

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,			Six Months Ended March 31,
Business Segments	2005	2004	% Change	2005	2004	% Change
		Pro Forma			Pro Forma
Outsourcing (1)
Revenues before reimbursements (net revenues)	$494,306	$456,381	8.3%	$1,014,669	$921,347	10.1%
Segment income	48,230	67,429	(28.5)%	134,015	150,712	(11.1)%
Segment income as a percentage of segment net revenues	9.8%	14.8%		13.2%	16.4%
Consulting
Revenues before reimbursements (net revenues)	$202,780	$195,344	3.8%	$392,815	$372,225	5.5%
Segment income	47,038	36,841	27.7%	73,083	59,829	22.2%
Segment income as a percentage of segment net revenues	23.2%	18.9%		18.6%	16.1%
Total Company (1)
Revenues before reimbursements (net revenues)	$697,086	$651,725	7.0%	$1,407,484	$1,293,572	8.8%
Reimbursements	15,494	13,145	17.9%	30,384	31,870	(4.7)%

Total revenues	$712,580	$664,870	7.2%	$1,437,868	$1,325,442	8.5%

Segment income	$95,268	$104,270	(8.6)%	$207,098	$210,541	(1.6)%
Charges not recorded at the segment level:
Initial public offering restricted stock awards (2)	4,165	4,561	(8.7)%	8,591	8,680	(1.0)%
Unallocated shared services costs	42,269	51,932	(18.6)%	87,940	97,511	(9.8)%

Operating income	$48,834	$47,777	2.2%	$110,567	104,350	6.0%

(1)	In accordance with SEC regulations for the determination of pro forma results, the prior-year pro forma results assume that the Company’s merger with Exult had occurred on October 1, 2003, and exclude all related non-recurring adjustments to allow for comparability.

(2)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates, which vests over time. As such, related expenses of approximately $4 million and $5 million were incurred in each of the three-month periods ended March 31, 2005 and 2004, respectively, and $9 million in each of the six-month periods ended March 31, 2005 and 2004, respectively.

Hewitt Associates	12

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except for share amounts)

	March 31, 2005	September 30, 2004
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$80,263	$129,481
Short-term investments	54,040	183,205
Client receivables and unbilled work in process, less allowances of $21,823 and $21,732 at March 31, 2005 and September 30, 2004, respectively	549,556	522,882
Prepaid expenses and other current assets	89,889	50,546
Funds held for clients	39,056	14,693
Deferred income taxes, net	—	246

Total current assets	812,804	901,053

Non-Current Assets
Deferred contract costs	188,814	162,602
Property and equipment, net	254,279	236,480
Capitalized software, net	97,862	84,969
Other intangible assets, net	279,940	107,322
Goodwill, net	668,996	285,743
Other assets, net	27,651	29,805

Total non-current assets	1,517,542	906,921

Total Assets	$2,330,346	$1,807,974

LIABILITIES
Current Liabilities
Accounts payable	$42,443	$20,909
Accrued expenses	127,915	83,226
Funds held for clients	39,056	14,693
Advanced billings to clients	119,361	106,934
Accrued compensation and benefits	113,840	181,812
Deferred income taxes, net	11,770	—
Short-term debt and current portion of long-term debt	56,342	13,445
Current portion of capital lease obligations	4,873	5,373
Employee deferred compensation and accrued profit sharing	29,441	49,450

Total current liabilities	545,041	475,842

Long-Term Liabilities
Deferred contract revenues	114,628	118,025
Debt , less current portion	221,599	121,253
Capital lease obligations, less current portion	78,501	79,982
Other long-term liabilities	102,415	83,063
Deferred income taxes, net	21,435	70,456

Total long-term liabilities	538,578	472,779

Total Liabilities	$1,083,619	$948,621

Hewitt Associates	13

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands, except for share amounts)

	March 31, 2005	September 30, 2004
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 64,588,784 and 32,480,669 shares issued, 51,312,945 and 31,954,151 shares outstanding as of March 31, 2005 and September 30, 2004, respectively	$646	$325
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 52,509,466 and 61,707,114 shares issued and outstanding as of March 31, 2005 and September 30, 2004, respectively	525	617
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,307,764 and 4,391,862 shares issued and outstanding as of March 31, 2005 and September 30, 2004, respectively	43	44
Restricted stock units, 143,766 and 118,363 units issued and outstanding as of March 31, 2005 and September 30, 2004, respectively	2,890	2,166
Additional paid-in capital	1,305,921	633,934
Cost of common stock in treasury, 13,275,839 and 526,518 shares of Class A common stock as of March 31, 2005 and September 30, 2004, respectively	(382,434)	(13,414)
Retained earnings	255,617	194,430
Unearned compensation	(30,955)	(27,799)
Accumulated other comprehensive income	94,474	69,050

Total stockholders’ equity	1,246,727	859,353

Total Liabilities and Stockholders’ Equity	$2,330,346	$1,807,974

Hewitt Associates	14

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in thousands)

	Six Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$61,187	$59,783
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	42,628	38,256
Amortization	31,728	21,465
Amortization of premiums and discounts on available-for-sale securities	286	—
Impairment of customer relationship intangible assets	9,569	—
Initial public offering restricted stock awards	7,606	7,477
Restricted stock awards	5,747	—
Director stock remuneration	304	140
Deferred income taxes	25,337	(450)
Realized losses on short-term investments, net	236	—
Changes in operating assets and liabilities, net of effect of acquisition:
Client receivables and unbilled work in process	63,534	11,944
Prepaid expenses and other current assets	4,659	(1,705)
Funds held for clients	276	(12,773)
Deferred contract costs	(25,842)	(7,228)
Accounts payable	(1,167)	(989)
Accrued compensation and benefits	(84,350)	(26,937)
Accrued expenses	(19,355)	8,865
Funds held for clients’ liability	(276)	12,773
Advanced billings to clients	6,695	3,091
Deferred contract revenues	(3,661)	621
Employee deferred compensation and accrued profit sharing	(20,138)	(19,993)
Other long-term liabilities	4,321	(1,036)

Net cash provided by operating activities	109,324	93,304
Cash flows from investing activities:
Sales (purchases) of short-term investments, net	238,810	(24,180)
Additions to property and equipment	(41,979)	(29,529)
Cash received from acquisitions, net of cash paid for transaction costs	4,683	(437)
Increase in other assets	(25,846)	(14,988)

Net cash provided by (used in) investing activities	175,668	(69,134)
Cash flows from financing activities:
Proceeds from the exercise of stock options	3,187	2,240
Short-term borrowings	63,593	14,619
Repayments of short-term borrowings	(27,754)	(18,655)
Repayments of long-term debt	(3,000)	(3,000)
Repayments of capital lease obligations	(2,895)	(4,456)
Purchase of Class A common shares into treasury	(369,020)	(70)

Net cash provided by (used in) financing activities	(335,889)	(9,322)
Effect of exchange rate changes on cash and cash equivalents	1,679	1,115

Net increase (decrease) in cash and cash equivalents	(49,218)	15,963
Cash and cash equivalents, beginning of period	129,481	67,785

Cash and cash equivalents, end of period	$80,263	$83,748

Supplementary disclosure of cash paid during the period:
Interest paid	$10,813	$9,837
Income taxes paid	28,126	37,533

Hewitt Associates	15